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                 April 4, 2023

       Carol Craig
       Chief Executive Officer
       Sidus Space Inc.
       150 N. Sykes Creek Parkway, Suite 200
       Merritt Island, FL 32953

                                                        Re: Sidus Space Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 27,
2023
                                                            File No. 333-270850

       Dear Carol Craig:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Marion Graham, Staff Attorney, at 202-551-6521 or Larry Spirgel, Office
       Chief, at 202-551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology